Exhibit 10.1

FIRST BUSEY CORPORATION

100 W. UNIVERSITY AVE.

CHAMPAIGN, IL 61820

February 18, 2025

Mr. Jeffrey D. Jones

1607 Mullikin Drive

Champaign, IL 61822

Dear Jeff:

As discussed, your employment with First Busey Corporation (“First Busey”) and its subsidiaries (collectively with First Busey, “Employer”) will end on February 18, 2025 (the “Separation Date”). This letter is being provided to you to describe amounts and the conditions on which severance payments and benefits will be provided to you pursuant to your employment agreement with First Busey and Busey Bank effective August 19, 2019, as amended effective December 5, 2019 (the “Employment Agreement”).

1.	Separation

As of the Separation Date, you are (i) terminated from, and deemed to resign from, your role as Executive Vice President, Chief Financial Officer of First Busey and Busey Bank, and (ii) are deemed to resign from all boards, board committees, and other administrative positions you hold at or on behalf of Employer. At the close of business on the Separation Date, your employment with Employer will end automatically without further action by you or Employer, and this letter shall constitute the Notice of Termination for purposes of your Employment Agreement, which termination is pursuant to Section 4(e) of your Employment Agreement. You agree to execute any further documentation Employer reasonably may request to evidence your resignation and termination of employment.

2.	Payments and Benefits on Separation; Conditions to Payments and Benefits

In connection with the termination of your employment and subject to the terms and conditions described herein, you will be entitled to receive the payments and benefits described in Schedule 1 attached to the Release (as defined below) in full satisfaction of all of Employer’s obligations to you under Section 6(b) of the Employment Agreement and any other severance-related terms set forth therein or in any agreement with Employer to which you may be subject as of the Separation Date (collectively, the “Separation Payments”). Employer also will pay you the “Accrued Benefits” (as defined in the Employment Agreement) in accordance with Section 6(a) of the Employment Agreement, including your annual incentive bonus in respect of 2024, which will be paid to you when such bonuses are paid to similarly situated employees of Employer in such amount as previously determined by the Compensation and Succession Committee on January 31, 2025. Your equity awards will be forfeited in accordance with the applicable award agreements under First Busey’s Amended 2020 Equity Incentive Plan (except as otherwise set forth in Schedule 1 attached to the Release).

Mr. Jeffrey D. Jones

February 18, 2025

The Separation Payments are conditioned on and subject to your timely execution, after the Separation Date, and non-revocation of a general release and waiver of claims in the form set forth on Exhibit A hereto (the “Release”) and your ongoing compliance with all other terms and conditions of the Release and the Employment Agreement, including the confidentiality, non-competition and non-solicitation provisions set forth in Sections 9 and 10 of the Employment Agreement. Notwithstanding the foregoing, nothing in the Employment Agreement, including in Section 9 thereof, or in the Release shall limit your Protected Rights (as defined in the Release).

3.	No Other Benefits

You acknowledge and agree that, except as set forth in Section 2 of this letter, you are not entitled to any severance or other payments or benefits under the Employment Agreement, equity award agreements or otherwise in connection with your termination of employment with Employer.

4.	Additional

This letter will be governed by and construed in accordance with the laws of the State of Illinois without reference to the law regarding of conflicts of law. Except as specifically provided herein, the terms of the Employment Agreement shall continue to apply.

[Remainder of Page Intentionally Left Blank]

If you agree that this letter correctly memorializes our understandings, please sign and return this letter, which will become a binding agreement on our receipt.

FIRST BUSEY CORPORATION and BUSEY BANK

By:	/s/ Van A. Dukeman	/s/ Jeffrey D. Jones
	Van A. Dukeman	Jeffrey D. Jones
Chairman, President and Chief Executive Officer of First Busey Corporation and Busey Bank
		Date:	February 19, 2025

[Signature Page to Jones Separation Letter]

Exhibit A

AGREEMENT AND RELEASE

This Agreement and Release (this “Release”), is made and entered into by Jeffrey D. Jones (“Employee”) in favor of First Busey Corporation (“First Busey”) and its subsidiaries (collectively with First Busey, “Employer”) and its affiliates, stockholders, beneficial owners of its stock, its current or former officers, directors, employees, members, attorneys and agents, and their predecessors, successors and assigns, individually and in their official capacities (together, the “Released Parties”).

WHEREAS, Employee has been employed as Executive Vice President & Chief Financial Officer of First Busey and Busey Bank;

WHEREAS, Employee’s employment with Employer will be terminated, effective as of February 18, 2025 (the “Separation Date”);

WHEREAS, Employee is seeking certain payments under Section 6(b) of the employment agreement entered into with First Busey and Busey Bank effective August 19, 2019, as amended effective December 5, 2019 (the “Employment Agreement”), that are conditioned on the effectiveness of this Release;

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties agree as follows:

1.            General Release. Employee knowingly and voluntarily waives, terminates, cancels, releases and discharges forever the Released Parties from any and all suits, actions, causes of action, claims, allegations, rights, obligations, liabilities, demands, entitlements or charges (collectively, “Claims”) that Employee (or Employee’s heirs, executors, administrators, successors and assigns) has or may have, whether known, unknown or unforeseen, vested or contingent, by reason of any matter, cause or thing occurring at any time before and including the date of this Release, arising under or in connection with Employee’s employment or termination of employment with Employer, including, without limitation: Claims under United States federal, state or local law and the national or local law of any foreign country (statutory or decisional), for wrongful, abusive, constructive or unlawful discharge or dismissal, for breach of any contract, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or any other unlawful criterion or circumstance, including, without limitation, rights or Claims under the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, violations of the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1991, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Fair Labor Standards Act, the Worker Adjustment Retraining and Notification Act, the Family Medical Leave Act, including all amendments to any of the aforementioned acts; and violations of any other federal, state, or municipal fair employment statutes or laws, including, without limitation, violations of any other law, rule, regulation, or ordinance pertaining to employment, wages, compensation, hours worked, or any other Claims for compensation or bonuses, whether or not paid under any compensation plan or arrangement; breach of contract; tort and other common law Claims; defamation; libel; slander; impairment of economic opportunity defamation; sexual harassment; retaliation; attorneys’ fees; emotional distress; intentional infliction of emotional distress; assault; battery, pain and suffering; and punitive or exemplary damages (the “Released Matters”). In addition, in consideration of the provisions of this Release, Employee further agrees to waive any and all rights under the laws of any jurisdiction in the United States, or any other country, that limit a general release to those Claims that are known or suspected to exist in Employee’s favor as of the Effective Date (as defined below).

2.            Surviving Claims. Notwithstanding anything herein to the contrary, this Release shall not:

(a)	release any Claims for payment of amounts payable under the Employment Agreement (including under Section 6(b) thereof) as set forth on Schedule 1 hereto;

(b)	release any Claim for employee benefits under plans covered by ERISA to the extent any such Claim may not lawfully be waived or for any payments or benefits under any Employer plans that have vested according to the terms of those plans;

(c)	release any Claim that may not lawfully be waived;

(d)	release any Claim for indemnification and D&O insurance in accordance with the Employment Agreement and with applicable laws and the corporate governance documents of Employer; or

(e)	limit Employee’s rights under applicable law to initiate communications directly with, provide information to, respond to any inquiries from, or report possible violations of law or regulation to any governmental entity or self-regulatory authority, or to file a charge with or participate in an investigation conducted by any governmental entity or self-regulatory authority, and Employee does not need Employer’s permission to do so. In addition, it is understood that this Release shall not require Employee to notify Employer of a request for information from any governmental entity or self-regulatory authority that is not directed to Employer or of Employee’s decision to file a charge or complaint with or participate in an investigation conducted by any governmental entity or self-regulatory authority. Notwithstanding the foregoing, Employee recognizes that, in connection with the provision of information to any governmental entity or self-regulatory authority, Employee must inform such governmental entity or self-regulatory authority that the information Employee is providing is confidential. Despite the foregoing, Employer does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information. In addition, Employee agrees to waive Employee’s right to recover monetary damages in connection with any charge, complaint or lawsuit pertaining to the Released Matters filed by Employee or anyone else on Employee’s behalf (whether involving a governmental entity or not); provided that Employee is not agreeing to waive, and this Release shall not be read as requiring Employee to waive, any right Employee may have to receive any bounty or monetary award from any governmental entity or regulatory or law enforcement authority in connection with the information provided to any governmental entity or other protected “whistleblower” activity. The rights set forth in this Section 2(e) are referred to collectively as the “Protected Rights”).

Exhibit A-2

3.            Additional Representations. Employee further represents and warrants that Employee has not filed any civil action, suit, arbitration, or legal proceeding pertaining to private claims against any Released Party, nor has Employee assigned, pledged, or hypothecated as of the Effective Date any Claim to any person and no other person has an interest in the Claims that Employee is releasing.

4.            Acknowledgements by Employee. Employee acknowledges and agrees that Employee has read this Release in its entirety and that this Release is a general release of all known and unknown Claims. Employee further acknowledges and agrees that:

(a)	this Release does not release, waive or discharge any rights or Claims that may arise for actions or omissions after the Effective Date of this Release and Employee acknowledges that he is not releasing, waiving or discharging any Claims under the Age Discrimination in Employment Act of 1967 that may arise after the Effective Date of this Release;

(b)	Employee is entering into this Release and releasing, waiving and discharging rights or Claims only in exchange for consideration which Employee is not already entitled to receive;

(c)	Employee has been advised, and is being advised by the Release, to consult with an attorney before executing this Release; Employee acknowledges that Employee has consulted with counsel of Employee’s choice concerning the terms and conditions of this Release;

(d)	Employee has been advised, and is being advised by this Release, that Employee has been given at least twenty-one (21) days within which to consider the Release, but Employee can execute this Release at any time following the Separation Date prior to the expiration of such review period; any changes to this Release will not restart the twenty-one (21) day review period; and

(e)	Employee is aware that this Release shall become null and void if Employee revokes Employee’s agreement to this Release within seven (7) days following the date of execution of this Release. Employee may revoke this Release at any time during such seven-day period by delivering (or causing to be delivered) to Employer’s General Counsel written notice of Employee’s revocation of this Release no later than 5:00 p.m. Central time on the seventh (7th) full day following the date of execution of this Release (the “Effective Date”). Employee agrees and acknowledges that a letter of revocation that is not received by such date and time will be invalid and will not revoke this Release.

5.            Confidentiality. Employee understands and agrees that the existence and terms of this Release may be publicly disclosed in accordance with applicable law; provided, however, that the negotiations and discussions leading up to this Release are confidential and that neither Employee, nor Employee’s attorney, nor any individual acting on Employee’s behalf shall disclose any of these matters to any person or entity, except as expressly required by law.

Exhibit A-3

6.            Non-Waiver. Employer’s waiver of a breach of this Release by Employee shall not be construed or operate as a waiver of any subsequent breach by Employee of the same or of any other provision of this Release.

7.            Non-Disparagement. Employer shall instruct in writing each member of the Board of Directors of First Busey and each executive officer of First Busey (each as in place as of the Separation Date and immediately following the pending merger with CrossFirst Bankshares, Inc.) that at all times following the Separation Date, such individual shall not engage in any vilification of the Employee, and shall refrain from making any false, negative, critical or disparaging statements, implied or expressed, concerning Employee, including Employee’s management style, methods of doing business, the quality of Employee’s work or Employee’s role in the community. To the fullest extent permitted by law and subject to Employee’s Protected Rights under Section 2(e) hereof, at all times following the Separation Date, Employee shall not engage in any vilification of Employer and its officers and directors, and Employee shall refrain from making any false, negative, critical or disparaging statements, implied or expressed, concerning Employer and its officers and directors, including management style, methods of doing business, the quality of products and services, or role in the community. Employee shall do nothing that would damage Employer’s business reputation or good will. Nothing in this section is intended to, and shall not, restrict or limit Employee from exercising his Protected Rights under Section 2(e) hereof or restrict or limit Employer from complying with applicable law to provide information to or respond to any inquiries from any governmental entity, self-regulatory authority or auditing firm.

8.            Restrictive Covenants. Subject to Employee’s Protected Rights under Section 2(e) hereof, Employee shall abide by the terms set forth in Sections 9 and 10 of the Employment Agreement.

9.            Governing Law and Enforcement; Jurisdiction. To the extent not subject to federal law, this Release shall be construed and the legal relations of Employee and Employer shall be determined in accordance with the laws of the State of Illinois without reference to the law regarding conflicts of law. The provisions of Section 15(f) of the Employment Agreement shall apply to this Release, provided that the word “Release” shall take the place of the word “Agreement” in such Section 15(f) of the Employment Agreement.

10.            Counterparts. This Release may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Release. This Release will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all of the parties reflected hereon as the signatories. Any signature on this Release delivered by photographic, facsimile or PDF copy shall be deemed to be an original signature hereto.

Exhibit A-4

11.            Severability. If any provision of this Release should be declared to be unenforceable by any administrative agency or court of law, then remainder of this Release shall remain in full force and effect. Notwithstanding the foregoing, the waiver of demands and claims arising out of Employee’s employment may not be severed from Employer’s obligation to pay the amounts payable under the Employment Agreement (including under Section 6(b) thereof) as set forth on Schedule 1 hereto.

12.            Construction. The provisions of Section 15(l) of the Employment Agreement shall apply to this Release, provided that the word “Release” shall take the place of the word “Agreement” in such Section 15(l), where applicable.

[Remainder of Page Intentionally Left Blank]

Exhibit A-5

IN WITNESS WHEREOF, the parties have executed this Release as of the date last set forth below.

FIRST BUSEY CORPORATION and BUSEY BANK		EMPLOYEE

By:
	Van A. Dukeman	Jeffrey D. Jones
Chairman, President and Chief Executive Officer of First Busey Corporation and Busey Bank

Date:

[Signature Page to Jones Release]

SCHEDULE 1

Type of Payment or Benefit	Amount	Payment
Cash severance equal to 100% of the sum of (A) annual base salary ($495,000) plus (B) the amount of the most recent performance bonus ($550,935) (Section 6(b)(i))	$1,045,935	Payable in substantially equal installments over a one (1)-year period in accordance with Employer’s regular payroll practices then in effect, commencing within 60 days following the Separation Date, subject to the effectiveness of the Release
An amount equal to the annual performance bonus earned by Employee in respect of 2025 based on actual performance, prorated based upon the number of days elapsed in 2025 prior to the Separation Date (Section 6(b)(ii))	Determined based on actual performance through December 31, 2025	Paid in a lump sum at the time such awards are paid in 2026, subject to the effectiveness of the Release
Reimbursement for up to twelve (12) months for continuing coverage under Employer’s health insurance pursuant to the health care continuation rules of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided that Employee remains eligible for, and elects, such COBRA continuation for such period following the Separation Date (Section 6(b)(iii))	Determined based on actual payments	Payable follow receipt of appropriate documentation
Additional cash payment reflecting the pro rata value of restricted stock units granted in 2020 and scheduled to vest in 2025	$637,712	Payable in substantially equal installments over a one (1)-year period in accordance with Employer’s regular payroll practices then in effect, commencing within 60 days following the Separation Date, subject to the effectiveness of the Release

The provisions of Section 3(h) of the Employment Agreement, regarding tax withholding, Section 15(j) of the Employment Agreement, regarding Section 409A of the Internal Revenue Code of 1986, as amended (together with the applicable regulations thereunder, “Section 409A”), and Section 15(k) of the Employment Agreement, regarding the application, implementation, and enforcement of any applicable Employer clawback policy and any related provision of applicable law, shall apply to this Schedule 1. Each payment made under this Schedule 1 will be treated as a separate payment for purposes of purposes of Section 409A. In no event may Employee, directly or indirectly, designate the calendar year of payment.